SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 30, 2008
MAXXAM INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or other jurisdiction of incorporation)
1-3924
(Commission File Number)
95-2078752
(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 975-7600
Not Applicable
(Former name, former address and
former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Recent Filing of Plans of Reorganization
     As the Registrant has previously disclosed, in January 2007, The Pacific Lumber Company (“Palco”) and its five wholly owned subsidiaries (collectively, “Debtors”), including Scotia Pacific Company LLC (“Scopac”), filed for protection under Chapter 11 of the U.S. Bankruptcy Code. On September 30, 2007, Debtors filed a joint plan of reorganization during the period when a debtor has the sole right to propose and seek approval of a plan of reorganization (the “Exclusivity Period”). On December 21, 2007, the Bankruptcy Court approved an agreement by the Debtors and other parties to terminate the Exclusivity Period and permit the filing of plans of reorganization by the Debtors, as well as the Unsecured Creditors Committee (the “Committee”), Marathon Structured Finance Fund L.P., Palco’s principal creditor (“Marathon”), and the holders of Scopac’s Timber Collateralized Notes (the “Timber Notes”), Scopac’s principal creditor group. Any such plans of reorganization had to be filed by January 30, 2008. On the date of the deadline, Marathon and the holders of Timber Notes filed proposed plans of reorganization. The same day, Debtors filed an amended joint plan of reorganization (the “Joint Plan”), and Palco and Scopac filed alternative stand-alone plans of reorganization (the “Alternative Plans”) . The Registrant is a co-proponent of each of the Joint Plan and the Palco and Scopac Alternative Plans.
Effect on Registrant of Plans of Reorganization
     The Joint Plan provides for the substantial dilution of the Registrant’s indirect equity interests in each of Palco and Scopac, an equity contribution by Registrant of $10 million, and additional liquidity of up to $12 to $18 million to Palco in the form of log and lumber purchases by the Registrant throughout the remainder of the bankruptcy cases (including the $7.0 million of recent log and lumber purchases from Palco by a subsidiary of Registrant). The Alternative Plans of Palco and Scopac provide for (a) the delivery of a substantial portion of Scopac’s timberlands (181,000 acres) to the holders of the Timber Notes in full satisfaction of the Timber Notes, and (b) the delivery of all of Palco’s operating and non-operating assets (other than its interest in Scopac). Palco’s remaining obligations (including those under Marathon’s debtor-in-possession financing) would be paid if and when the Debtors are successful in securing new financing of approximately $125 million, backed by the remaining collateral held at Palco, which would consist of the remaining 29,000 acres of timberlands.
     Both the plan of reorganization filed by Marathon and the plan of reorganization filed by the holders of Timber Notes, if confirmed, would result in the loss entirely of the Registrant’s indirect equity interests in both Palco and Scopac. All of the plans that have been filed would require the utilization of all or a substantial portion of, or the loss of a significant portion of, the Registrant’s net operating losses or other tax attributes for federal and state income tax purposes, and could require significant tax payments by an indirect wholly owned subsidiary of Registrant.
Other Potential Impacts of Bankruptcy Cases
     The bankruptcy cases of Debtors could have adverse impacts on the Registrant and its affiliates beyond those noted above in respect of the recently-filed plans of reorganization. For example, if Palco’s pension plan were to be terminated, the Registrant and its wholly owned subsidiaries could, under certain circumstances, be jointly and severally liable for any unfunded pension plan obligations. The unfunded termination obligation attributable to Palco’s pension plan as of December 31, 2006, was estimated to be approximately $23.0 million based upon annuity placement interest rate assumptions as of such date.
     Moreover, pending or potential new claims could have an adverse impact on the Registrant. In that regard, the Registrant (and its Chairman of the Board and Chief Executive Officer, Charles E. Hurwitz) are defendants, along with Palco, Scopac and another Palco subsidiary, in (a) three lawsuits, the Cook action, the Cave action, and the Johnson action, each involving claims for alleged damages arising from flooding along watercourses than run through Palco’s timberlands, and (b) two lawsuits, the Wilson state action and the Wilson federal action, relating to alleged violations of the California False Claims Act and the Federal False Claims Act. Each of these actions is described in Note 8 to the Notes to Unaudited Condensed Consolidated Financial Statements set forth in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Following the filing of the Debtors’ bankruptcy cases, the plaintiffs in each of the foregoing actions filed claims with the Bankruptcy Court in respect of such actions. The Bankruptcy Court has approved a settlement of the bankruptcy claims arising from the Cook, Cave and Johnson actions, which settlement essentially releases the Debtor defendants from potential liability under the suits, effectively leaving the Registrant and Mr. Hurwitz as defendants in those cases. A similar settlement has been proposed in respect of the claims arising from the Wilson state and federal actions.
Certain Other Features of Debtors’ Plans of Reorganization
     The Joint Plan requires the consent of creditors. Under the Joint Plan, Marathon would receive substantially all of Palco’s non-operating assets. Marathon would also be issued 63.4% of the equity ownership of the reorganized Palco, resulting in substantial dilution of the Registrant’s current indirect 100% interest in Palco. The holders of Timber Notes would receive, in full satisfaction of their indebtedness: (a) 100% of a class of preferred equity in reorganized Scopac with such class having a liquidation preference of $375 million, (b) 49% of the common equity of reorganized Scopac, and (c) $225 million principal amount of new 10-year notes issued by reorganized Scopac. This would result in substantial dilution of Palco’s current 100% interest in Scopac. In addition to the contributions of Registrant noted above, $40 million of intercompany indebtedness owed by Palco to a subsidiary of Registrant would be forgiven. This summary describes only certain major terms of the Joint Plan and is limited in its entirety by reference to the Joint Plan.
     As the Joint Plan requires creditor consent and there can be no assurance that such consent will be obtained, Palco and Scopac filed the Alternative Plans, which they believe can be confirmed by the Bankruptcy Court over the dissent of the companies’ creditors. Certain major terms of the Alternative Plans are summarized above under “Effect on Registrant of Plans of Reorganization,” which summary is limited in its entirety by reference to the Alternative Plans.
     If both the Palco Alternative Plan and the Scopac Alternative Plan are confirmed by the Bankruptcy Court, the Registrant would retain its indirect equity interest in Palco, although, as noted above, a substantial portion of Palco’s assets would be transferred to Marathon. Palco would retain its equity interest in Scopac, although, as noted above, a substantial portion of Scopac’s timberlands would be transferred to the holders of Timber Notes. However, there can be no assurance that either or both of the Alternative Plans will be confirmed by the Bankruptcy Court, which could result in the loss by the Registrant of its entire indirect equity interest in Palco (and, consequently, the loss by Registrant of its entire indirect interest in Scopac).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: February 4, 2008	By:	/s/ M. Emily Madison
	Name:	M. Emily Madison
	Title:	Vice President, Finance

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